PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measure
Reconciliation of GAAP Net income to EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	October 30,	October 31,	October 30,	October 31,
	2011	2010	2011	2010
GAAP Net income (a)	$9,035	$8,461	$20,208	$25,082

Add: interest expense	1,759	1,667	7,258	9,475
Add: income tax expense	4,054	1,682	15,691	7,471
Add: depreciation and amortization	23,019	22,133	91,942	87,379
Add (less): special items (b)	469	749	38,140	(2,426)
EBITDA	$38,336	$34,692	$173,239	$126,981

(a)	Includes net income attributable to noncontrolling interests.

(b)	Special items consist of debt extinguishment loss and non-cash consolidation and restructuring charges (credits), warrants expense (income), deferred financing fees write-off and stock compensation expense.